EXHIBIT 4.1

Capital Plan

Amended and Revised
September 5, 2011

(Approved by the Federal Housing Finance Agency on August 5, 2011)

Table of Contents

1	Definitions		1
2	Capital Structure		3
	2.1	Authorized Capital Stock	3
	2.2	Stock Issuance and Retirement Procedures	3
	2.3	Minimum Investment Requirements	4
	2.4	Membership Stock Requirements	4
	2.5	Activity Based Stock Requirements	5
3	Rights and Preferences		6
	3.1	Par Value	6
	3.2	Ownership of Retained Earnings	6
	3.3	Voting Rights	6
	3.4	Dividends	6
	3.5	Liquidation	6
	3.6	Merger or Consolidation	7
4	Redemption, Repurchase and Transfer		8
	4.1	Capital Stock Redemption	8
	4.2	Capital Stock Repurchases	11
	4.3	Limitations on Capital Stock Redemption or Repurchase	11
	4.4	Transfer of Excess Stock	13
5	Termination of Membership		14
	5.1	Voluntary Withdrawal from Membership	14
	5.2	Involuntary Termination of Membership	14
	5.3	Liquidation of Claims	14
6	Conversion		16
	6.1	Member Opt-Out	16
	6.2	Member Transition Period	17
	6.3	Preliminary Estimate of Minimum Investment	17
	6.4	Conversion Date	17
7	Retained Earnings Enhancement Implementation and Definitions		19
	7.1	Implementation	19
	7.2	Definitions applicable to Sections 7 through 10 of this Capital Plan	19
8	Establishment of Restricted Retained Earnings		22
	8.1	Segregation of Account	22
	8.2	Funding of Account	22
9	Limitation on Dividends, Stock Purchase and Stock Redemption		25
	9.1	General Rule on Dividends	25
	9.2	Limitations on Repurchase and Redemption	25

Table of Contents

10	Termination of Retained Earnings Capital Plan Amendment Obligations		25
	10.1	Notice of Automatic Termination Event	25
	10.2	Notice of Voluntary Termination	27
	10.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement	27
Appendix I			29

Capital Plan

1	Definitions

For purposes of this Capital Plan, all capitalized terms used but not defined elsewhere have the following meanings:

Acquired Member Assets means assets sold to the Bank pursuant to 12 C.F.R. Part 955 and held on the Bank’s balance sheet.

Activity Based Stock means a subclass of Capital Stock that a Member is required to purchase and hold in order to obtain an advance and to engage in other transactions with the Bank.

Activity Based Stock Requirement means the level of Activity Based Stock that a Member must purchase and hold in order to obtain advances and engage in other transactions with the Bank.

Bank means the Federal Home Loan Bank of Des Moines.

Board of Directors means the Board of Directors of the Bank.

Calculation Date means the business day immediately preceding the Conversion Date, on which each Member’s Minimum Investment will be determined.

Cancellation Fee means the fee the Bank will impose upon a Member that cancels or revokes a Notice of Redemption or Notice of Withdrawal.

Capital Plan means the Bank’s plan for a new capital structure as required by 12 U.S.C. 1426(b), as approved by the Finance Board.

Capital Stock means the Class B stock authorized under this Capital Plan.

Commitment means any legally binding agreement that requires the Bank to make an advance, acquire Member assets, or otherwise transact business with a Member.

Conversion Date means the date upon which stock issued by the Bank prior to the implementation of this Capital Plan is converted into Capital Stock.

Excess Shares or Excess Stock means the amount or shares of each subclass of the Bank’s Capital Stock held by a Member which exceeds that Member’s Minimum Investment.

Finance Board means the Federal Housing Finance Board, the regulator of the Federal Home Loan Bank System, or any successor thereto.

Member means any institution that has been approved for membership in the Bank and has purchased the required amount of Membership Stock.

Capital Plan

Membership Stock means a subclass of Capital Stock that a Member is required to purchase and hold as a condition of membership in the Bank.

Membership Stock Requirement means the level of Membership Stock that a Member must purchase and maintain as a condition of membership.

Minimum Investment means the amount of Membership Stock necessary for a Member to satisfy its Membership Stock Requirement and the amount of Activity Based Stock necessary for a Member to satisfy its Activity Based Stock Requirement.

Notice of Redemption means any written request by a Member to the Bank to redeem Capital Stock.

Notice of Withdrawal means the written notice by a Member to the Bank of that Member’s intention to withdraw from membership in the Bank.

Opt-out Date means the date 30 calendar days prior to the Conversion Date.

Total Assets means a Member’s total assets as reported to the Member’s primary regulator or on its audited financial statement.

Capital Plan

2	Capital Structure

2.1	Authorized Capital Stock

The Bank issues Capital Stock only in accordance with 12 C.F.R. Section 931.2 and in accordance with this Capital Plan.

Capital Stock is composed of the following subclasses:

•Membership Stock; and

•Activity Based Stock

2.2	Stock Issuance and Retirement Procedures

The Bank acts as its own transfer agent and issues all stock in book-entry form.

The Bank does not issue fractional shares of Capital Stock. A Member’s Minimum Investment shall be rounded up to the next $100. Any dividend declared in the form of Capital Stock shall be rounded down to the next $100 and any fractional shares shall be distributed in the form of a cash dividend.

Capital Stock may be purchased and held only by Members, former Members that are required to hold Capital Stock after their membership has terminated in order to support outstanding advances and other transactions with the Bank, and entities that acquire Members, such as through mergers or consolidations, but which themselves are not Members.

The Bank issues Capital Stock in a Member’s name, credits the Member’s Membership Stock or Activity Based Stock balance, as appropriate, and debits the Member’s demand deposit account for any payment due.

Upon redemption or repurchase of Capital Stock, the Bank retires the stock, debits the Member’s Membership Stock or Activity Based Stock balance, as appropriate, and credits the Member’s demand deposit account with any proceeds.

The Bank shall not permit a Member to convert any Excess Shares of Capital Stock between sub-classes of Capital Stock.

Capital Plan

2.3	Minimum Investment Requirements

The Board of Directors has a continuing obligation to review and adjust the Minimum Investment as necessary to ensure that the Bank remains in compliance with its capital requirements. The Bank shall provide notice to each stockholder of any adjustment to the Minimum Investment and the effective date of any such adjustment at least 15 days prior to the effective date of any such adjustment. Upon the effective date of any such adjustment, the Bank shall, as applicable, issue any Capital Stock in accordance with section 2.2 or repurchase any Capital Stock in accordance with section 4.

A Member must comply promptly with any adjustments the Board of Directors makes to the Minimum Investment.

2.4	Membership Stock Requirements

The Board of Directors has established a Membership Stock Requirement identified in Appendix I. The Board of Directors may adjust the Membership Stock Requirement within the ranges specified in Appendix I. Each Member is required to purchase and maintain Membership Stock in an amount equal to its Membership Stock Requirement, as calculated by the Bank.

At least annually, the Bank calculates each Member’s Membership Stock Requirement as a percentage of Total Assets as of the preceding December 31st. The Bank will notify each Member of its Membership Stock Requirement at least 15 days prior to the effective date of any adjustments that the Bank shall make to the Member’s Membership Stock balance as a result of such annual calculation. If a Member’s Membership Stock Requirement has increased since the last time the Bank calculated the Member’s Membership Stock Requirement, the Bank shall issue Membership Stock in accordance with section 2.2.

The Bank, in its discretion, may recalculate any member’s Membership Stock Requirements more often than annually if the Bank deems it appropriate. The Bank may recalculate a Member’s Membership Stock Requirement if requested by the Member, or in the Bank’s discretion. In each of these cases, the Bank will calculate the Membership Stock Requirement based on the Member’s Total Assets as of the end of the most recent calendar quarter for which financial information is available.

Notwithstanding any other provision of this Capital Plan, in the event that (a) a member becomes insolvent or otherwise subject to the appointment of a conservator, receiver or other legal custodian under federal or state law, and (b) the Bank has terminated the Member’s membership, then that Member’s Membership Stock Requirement shall be zero.

Capital Plan

2.5    Activity Based Stock Requirements

The Board of Directors has established an Activity Based Stock Requirement identified in Appendix I. The Board of Directors may adjust the Activity Based Stock Requirement within the ranges specified in Appendix I. The Board of Directors may apply changes in the Activity Based Stock Requirement only to new advances and other transactions, or to new and existing advances and other transactions.

Each Member is required to purchase and maintain Activity Based Stock in an amount equal to its Activity Based Stock Requirement, as calculated by the Bank, as long as the advance or other transaction remains recorded on the Bank’s books and records. Acquired Member Assets held by the Bank on the Conversion Date shall be subject only to capital requirements specified in contracts in effect at the time the assets were acquired by the Bank prior to the Conversion Date.

The Bank calculates each Member’s Activity Based Stock Requirement daily. The Bank shall notify each Member of any increase in its Activity Based Stock Requirement and issue Activity Based Stock to the Member in accordance with section 2.2.

Capital Plan

3	Rights and Preferences

3.1	Par Value

Capital Stock shall be issued, transferred, redeemed, and repurchased at a par value of $100.

3.2	Ownership of Retained Earnings

The retained earnings, paid-in surplus, undivided profits and equity reserves, if any, of the Bank are owned by the stockholders of Capital Stock in an amount proportional to the stockholder’s share of the total shares of issued and outstanding Capital Stock. Stockholders have no right to receive any portion of these items except through the declaration of a dividend or capital distribution approved by the Board of Directors or upon liquidation of the Bank.

3.3	Voting Rights

The voting rights associated with Capital Stock are defined in and governed by the Finance Board’s regulations. No share of Capital Stock shall have any voting preference.

3.4	Dividends

Except as otherwise provided herein or by regulation or statute, the Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments for each subclass of Capital Stock. The Board of Directors may declare different dividends for each subclass of Capital Stock. Dividend payments may be made in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. Unless the Board of Directors declares otherwise, dividends are non-cumulative.

Dividends may only be paid from current earnings or previously retained earnings. The Board of Directors may not declare or pay any dividends if the Bank is not in compliance with its capital requirements or, if after paying the dividend, the Bank would not be in compliance with its capital requirements.

Each Member will be entitled to receive dividends on Capital Stock held during the applicable dividend period for the period of time the Member owned the Capital Stock. The Bank pays dividends on Capital Stock as long as it is issued and outstanding, regardless of whether a Member has provided a Notice of Redemption or Notice of Withdrawal or a stockholder has terminated membership for any reason.

Capital Plan

3.5	Liquidation

If the Bank is liquidated, after payment in full to the Bank’s creditors, the Bank’s stockholders shall be entitled to receive the par value of their Capital Stock, as well as any retained earnings, in an amount proportional to the stockholder’s share of the total shares of Capital Stock.

3.6	Merger or Consolidation

The Board of Directors shall determine the rights and preferences of the Bank’s stockholders in connection with any merger or consolidation, subject to any terms and conditions imposed by the Finance Board.

Capital Plan

4	Redemption, Repurchase and Transfer

4.1	Capital Stock Redemption

Capital Stock is redeemable on five years written notice to the Bank. The Bank shall not be obligated to redeem a Member’s Capital Stock other than in accordance with the Capital Plan, and is not permitted to redeem Capital Stock if such redemption would cause the Member to fail to meet its Minimum Investment.

4.1.1	Notice of Redemption

A Member may redeem Capital Stock by providing a Notice of Redemption to the Bank specifying the sub-class and the number of shares of Capital Stock to be redeemed. A Member shall not have more than one Notice of Redemption outstanding at any one time for the same shares of Capital Stock.

The redemption period commences upon the Bank’s receipt of the Notice of Redemption. The Bank honors Notices of Redemption in the order in which the Bank receives them.

The Bank shall redeem the Capital Stock identified in a Notice of Redemption following the expiration of the redemption period and pay the stated par value of that Capital Stock to the Member in cash in accordance with section 2.2 and subject to the limitations set forth in section 4.3, unless the Bank exercises its discretionary authority to repurchase Excess Stock in accordance with section 4.2 prior to that time.

4.1.2	Cancellation of Notice of Redemption

A Member may cancel a Notice of Redemption prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Redemption. The Bank will charge the Member a Cancellation Fee equal to the following:

•
one percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within one year of the day the Bank received the Notice of Redemption;

•
two percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within two years of the day the Bank received the Notice of Redemption;

Capital Plan

•
three percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within three years of the day the Bank received the Notice of Redemption;

•
four percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within four years of the day the Bank received the Notice of Redemption;

•
five percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within five years of the day the Bank received the Notice of Redemption.

The Board of Directors may change the Cancellation Fee to any percentage of the par value of the shares of Capital Stock subject to the cancelled Notice of Redemption that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. If the Board of Directors changes the Cancellation Fee, the Board of Directors will also determine whether the changed Cancellation Fee will apply to the cancellation of any previously submitted Notice of Redemption as well as those submitted in the future. Otherwise, the Cancellation Fee in effect at the time the Bank received the Notice of Redemption will apply to the cancellation of that Notice of Redemption. The Bank will notify Members in writing at least 15 days in advance of any changes in the Cancellation Fee.

A Notice of Redemption by a Member (whose membership has not been terminated) shall be automatically cancelled if, within five business days after the end of the applicable redemption notice period, the Bank is prevented from redeeming the Member’s Capital Stock because the Member would fail to maintain its Minimum Investment after such redemption. The automatic cancellation shall have the same effect as a voluntary cancellation and the Bank shall impose the Cancellation Fee described in the preceding paragraph.

Capital Plan

4.1.3	Notice of Withdrawal

The Bank’s receipt of a Notice of Withdrawal commences the five-year redemption period for all Capital Stock held by that Member that is not already subject to a pending Notice of Redemption. The redemption period for Membership Stock purchased subsequent to the Bank’s receipt of a Member’s Notice of Withdrawal shall be deemed to have commenced when the Bank issued such Membership Stock. Following the expiration of the redemption period, the Bank shall pay the stated par value of the Capital Stock to the Member in cash, in accordance with section 2.2 and subject to the limitations set forth in sections 4.3 and 5.3.

4.1.4	Cancellation of Notice of Withdrawal

A Member may cancel a Notice of Withdrawal prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Withdrawal. The Bank will charge the Member a Cancellation Fee on the par value of the Member’s Capital Stock balance as described in section 4.1.2.

4.1.5	Termination of Membership

If an institution’s membership has been terminated as a result of a merger or consolidation into a nonmember or into a member of another Federal Home Loan Bank, the redemption period for any Capital Stock that is not subject to a pending Notice of Redemption shall be deemed to commence on the date on which the charter of the former member is terminated.

If an institution’s membership is involuntarily terminated, the redemption period for all Capital Stock owned by the former member and not already subject to a pending Notice of Redemption shall commence on the date that the Board of Directors terminates the institution's membership.

Capital Plan

4.2	Capital Stock Repurchases

The Bank, in its discretion, may repurchase any Excess Shares without regard to any redemption period.

4.2.1	Membership Stock

Upon 15 days written notice to Members, the Bank may, in its sole discretion, repurchase Membership Stock which the Bank determines is Excess Stock without regard to the five-year redemption notice period. The Bank shall repurchase any such Excess Stock in accordance with section 2.2 and subject to the limitations set forth in section 4.3.

Any repurchase of Membership Stock automatically reduces the amount of Membership Stock that is the subject of any outstanding Notice of Redemption by the amount of Membership Stock repurchased. If a Member has Membership Stock that is subject to more than one Notice of Redemption, the Bank will automatically reduce the amount of Membership Stock that is subject to such outstanding Notices of Redemption in the same order in which the Bank received such Notices of Redemption.

A Member’s submission of a Notice of Withdrawal in accordance with section 5.1, or its termination of membership in any other manner, will not, in and of itself, cause any Membership Stock to be deemed Excess Stock for purposes of this section.

4.2.2	Activity Based Stock

Each Member may hold Excess Shares of Activity Based Stock up to the operational threshold established in Appendix I. The Board of Directors may, from time to time, increase or decrease the operational threshold within ranges specified in Appendix I. The Bank will notify each Member of a change in the operational threshold at least 15 days prior to implementing the change.

The Bank will repurchase any Excess Shares of Activity Based Stock that exceed the operational threshold established in Appendix I, on at least a scheduled, monthly basis in accordance with section 2.2 and subject to the limitations set forth in section 4.3. The Bank will notify Members at least 15 days in advance of the scheduled date(s) for repurchasing Activity Based Stock and prior to implementing any changes in the scheduled date(s) for repurchasing Activity Based Stock.

Capital Plan

4.3	Limitations on Capital Stock Redemption or Repurchase

The Bank will not redeem or repurchase Capital Stock:

•
without the prior written approval of the Finance Board, if the Finance Board or the Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in or are likely to result in charges against the capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its capital requirements, and shall remain in effect for however long the Bank continues to incur such charges or until the Finance Board determines that such charges are not expected to continue; or

•	if the redemption or repurchase would cause the Bank to be out of compliance with its capital requirements; or

•	if the redemption or repurchase would cause a Member to be out of compliance with its Minimum Investment; or

•
if the sum of all requested Capital Stock redemptions that the Bank is scheduled to make on any date equals or exceeds the amount that would cause the Bank to fall below its capital requirements, in which case the Bank will process redemptions in the order in which notification was received, but in no case will the Bank redeem Capital Stock to the point that it would fail to meet its capital requirements.

The Bank, upon the approval of its Board of Directors, or of a subcommittee thereof, may suspend redemption of Capital Stock if the Bank reasonably believes that continued redemption of Capital Stock would cause the Bank to fail to meet its capital requirements, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank will notify the Finance Board in writing within two business days of the date of the decision to suspend the redemption of Capital Stock, informing the Finance Board of the reasons for the suspension and of the Bank's strategies and time frames for addressing the conditions that led to the suspension. The Finance Board may require the Bank to re-institute the redemption of Capital Stock. The Bank will not repurchase any Capital Stock without the written permission of the Finance Board during any period in which the Bank has suspended redemption of Capital Stock under this paragraph.

Capital Plan

4.4	Transfer of Excess Stock

With the prior approval of the Bank, a Member may transfer Excess Stock to another Member that controls, is controlled by, or is under common control with the Member.

If a Member that has filed a Notice of Redemption transfers Excess Stock that is subject to that notice to another Member, the transfer shall be deemed to be a cancellation of the Notice of Redemption on the Excess Stock transferred upon the effective date of the transfer. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

If a Member that has filed a Notice of Withdrawal transfers Excess Stock to another Member, the transfer shall be deemed to be a cancellation of the five-year redemption period on the Excess Stock transferred. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

The Bank shall transfer Capital Stock only in accordance with 12 C.F.R. Section 931.6. The Bank will not approve a Capital Stock transfer if the transfer would result in the transferring Member being out of compliance with its Minimum Investment. Capital Stock may be traded only between the Bank and its members. All Capital Stock transfers are to be at par value and are effective upon being recorded on the appropriate books and records of the Bank.

Capital Plan

5	Termination of Membership

A Member's submission of a Notice of Withdrawal, or its termination of membership in any other manner, shall not, in and of itself, cause any Capital Stock to be deemed Excess Stock.

If a former member’s membership has been withdrawn, terminated involuntarily, or terminated as a result of a merger or consolidation, the Bank shall redeem such former member’s Capital Stock in accordance with section 4.1 and subject to the limitations in sections 4.3 and 5.3.

5.1	Voluntary Withdrawal from Membership

Any institution may withdraw from membership by providing a Notice of Withdrawal.

A Member that has submitted its Notice of Withdrawal continues to have access to the benefits of membership until the effective date of its withdrawal, but the Bank does not have to provide any further services, including advances, that would mature or otherwise terminate subsequent to the effective date of the withdrawal.

The membership of an institution that has submitted a Notice of Withdrawal shall terminate five years from the date of the Bank’s receipt of the Member’s Notice of Withdrawal, unless the institution has cancelled its Notice of Withdrawal prior to that date.

5.2	Involuntary Termination of Membership

The Board of Directors may terminate a Member’s membership pursuant to the Finance Board’s regulations. A Member whose membership is terminated involuntarily shall cease being a Member as of the date on which the Board of Directors acts to terminate the membership, and the institution shall have no right to obtain any of the benefits of membership after that date, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the Bank.

5.3	Liquidation of Claims

If an institution withdraws from membership or has its membership terminated, the Bank will determine an orderly manner for:

•	liquidating all outstanding indebtedness (including prepayment fees) owed by that Member to the Bank, and

•	settling all other claims against the Member.

Capital Plan

If an institution that withdraws from membership or has its membership terminated remains indebted to the Bank or has outstanding any transactions with the Bank after the effective date of its termination of membership, the Bank shall not redeem or repurchase any Activity Based Stock if such redemption or repurchase is subject to any of the limitations in section 4.3. The Bank shall redeem or repurchase any Activity Based Stock in accordance with section 2.2.

Capital Plan

6	Conversion

The Bank will convert to the capital structure established by this Capital Plan within 18 months following Finance Board approval of the Capital Plan.

The Bank will notify each Member of the Conversion Date within 180 days after the Finance Board’s approval of the Capital Plan.

The Bank will provide each Member with a disclosure document that complies with 12 C.F.R Section 933.5 at least 45 days, but not more than 60 days prior to, the Opt-out Date.

The Bank intends to be in full compliance with its capital requirements at the close of business on the Conversion Date.

6.1	Member Opt-Out

A Member that does not wish to continue membership under the Capital Plan must provide the Finance Board and the Bank with a Notice of Withdrawal no later than the Opt-out Date. The membership of an institution that files a Notice of Withdrawal with the Finance Board on or before the Opt-out Date shall terminate on the earlier of the Conversion Date or the date six months from the date the Notice of Withdrawal was filed with the Finance Board. The Member shall not be subject to a Membership Stock Requirement on the Conversion Date but shall be subject to the Activity Based Stock Requirement so long as any advance or other transaction remains recorded on the Bank’s books and records, provided, however, that the Activity Based Stock Requirement for a Member that has submitted a Notice of Withdrawal on or before the Opt-Out Date shall be the lesser of the requirement in effect prior to the Conversion Date or the requirement under this Capital Plan. The Bank’s receipt of the Notice of Withdrawal commences the five-year redemption period for all Activity Based Stock held by that Member.

Any Member filing a Notice of Withdrawal with the Finance Board after the Opt-out Date and before the Conversion Date shall have its existing stock converted into Capital Stock on the Conversion Date as required by the Capital Plan. The effective date of withdrawal for such Member shall be five years from the receipt of the Notice of Withdrawal and the five-year redemption period shall commence on receipt of the Notice of Withdrawal.

Capital Plan

6.2	Member Transition Period

Members must comply with the terms of the Capital Plan on the Conversion Date.

Any institution that becomes a Member after the Conversion Date must comply with the Minimum Investment upon becoming a Member.

6.3	Preliminary Estimate of Minimum Investment

At least 30 days prior to the Conversion Date, the Bank will calculate each Member’s Minimum Investment as the sum of:

•	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

•
the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on that date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.

The Bank will notify each Member of the preliminary estimate of the Member’s Minimum Investment and Excess Stock, if any.

A Member must notify the Bank at least 15 days prior to the Conversion Date that the Member wants the Bank to repurchase any shares of stock that exceed that Member’s Minimum Investment on the Conversion Date. If the Bank receives such notice at least 15 days prior to the Conversion Date, the Bank shall repurchase all such shares on the Conversion Date in accordance with section 2.2 and subject to the limitations set forth in section 4.3. If the Bank does not receive such a notice from a Member at least 15 days prior to the Conversion Date, the Bank shall convert all shares of stock that exceed that Member’s Minimum Investment on the Conversion Date into Excess Shares of Membership Stock.

6.4	Conversion Date

At the opening of business on the Conversion Date, the Bank will take the following actions in the order specified for each Member:

a)	Calculate a Member’s Minimum Investment at the opening of business on the Conversion Date as the sum of:

Capital Plan

•	the Membership Stock Requirement based on the Total Assets as of the immediately preceding December 31st; and

•
the Activity Based Stock Requirement based on the Member’s outstanding advances and other transactions at the close of business on the Calculation Date, provided, however, that any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the Activity Based Stock Requirement.

b)	Convert the Member’s existing shares of stock into an identical number of shares of Capital Stock by:

•	Crediting the Member’s Membership Stock balance with the lesser of the total number of shares converted or the number of shares required to meet the Member’s Membership Stock Requirement;

•
Crediting the Member’s Activity Based Stock balance with the lesser of the remaining number of shares converted or the number of shares required to meet the Member’s Activity Based Stock Requirement; and

•	Crediting any remaining existing stock to the Member’s Membership Stock balance unless the Member has elected to have the Bank repurchase any remaining existing shares on the Conversion Date.

c)
If the Member does not own sufficient Capital Stock to satisfy its Minimum Investment following the conversion, issue Capital Stock and credit the Member’s Capital Stock accounts with the number and sub-class of shares that the Member is required to own on the Conversion Date to meet its Minimum Investment and make a corresponding debit to the Member’s demand deposit account at the Bank;

d)
If the Member has elected to have the Bank repurchase existing stock in excess of the amount needed to satisfy the Minimum Investment, the Bank will repurchase such existing shares and make a corresponding credit to the Members’ demand deposit account at the Bank; and

e)
Advise the Member of its Minimum Investment, its Membership Stock balance, its Activity Based Stock balance, and the amount of any funds credited or debited to the Member’s demand deposit account at the Bank.

Capital Plan

7	Retained Earnings Enhancement Implementation and Definitions

7.1	Implementation

The provisions of sections 7 through 10 shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections 7 through 10 and the remainder of this Capital Plan, the applicable terms of sections 7 through 10 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

7.2	Definitions applicable to Sections 7 through 10 of this Capital Plan

As used in these sections 7 through 10, the following capitalized terms shall have the following meanings.  Other capitalized terms used but not defined in these sections 7 through 10, shall have the meanings set forth in section 1 of this Capital Plan.

‘Act’ means the Federal Home Loan Bank Act, as amended as of the Effective Date.

‘Adjustment to Prior Net Income’ means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

‘Agreement’ means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

‘Allocation Termination Date’ means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

‘Automatic Termination Event’ means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

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‘Automatic Termination Event Declaration Date’ means the date specified in section 10.1.1 or 10.1.2 of this Capital Plan.

‘Bank’s Total Consolidated Obligations’ means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

‘Declaration of Automatic Termination’ means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

‘Dividend’ means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of Capital Stock.

‘Dividend Restriction Period’ means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

‘Effective Date’ means February 28, 2011.

‘GAAP’ means accounting principles generally accepted in the United States as in effect from time to time.

‘FHFA’ means the Federal Housing Finance Agency, or any successor thereto.

‘FHLBank’ means a Federal Home Loan Bank chartered under the Act.

‘Interim Capital Plan Amendment Implementation Date’ means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

‘Net Loss’ means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

Capital Plan

‘Quarterly Net Income’ means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

‘REFCORP Termination Date’ means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

‘Regular Contribution Amount’ means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

‘Regulations’ mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

‘Restricted Retained Earnings’ means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

‘Restricted Retained Earnings Minimum’ (‘RREM’) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.

‘Restriction Termination Date’ means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

‘Retained Earnings’ means the retained earnings of an FHLBank calculated pursuant to GAAP.

Capital Plan

‘Retained Earnings Capital Plan Amendment’ means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections 7 through 10 to this Capital Plan.

‘Special Contribution Amount’ means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

‘Stockholder’ means: (i) a Member; (ii) a former Member that continues to own Capital Stock; or (iii) a successor to an entity that was a Member that continues to own Capital Stock.

‘System Consolidated Obligation’ means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

‘Total Capital’ means Retained Earnings, the amount paid-in for Capital Stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

8	Establishment of Restricted Retained Earnings

8.1	Segregation of Account

No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

8.2	Funding of Account

8.2.1 Date on which Allocation Begins

Capital Plan

The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

8.2.2 Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 8.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.

8.2.3 Treatment of Quarterly Net Losses and Annual Net Losses

In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

Capital Plan

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

8.2.4 Funding at the Special Contribution Amount

If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 8.2.3(i) and (ii)(a) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Contribution Amount; and (ii) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 8.2.3(ii)(b). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (ii) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.

8.2.5 Release of Restricted Retained Earnings

If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation).

Capital Plan

8.2.6 No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.

9	Limitation on Dividends, Stock Purchase and Stock Redemption

9.1	General Rule on Dividends

From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection 8.2.5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

9.2	Limitations on Repurchase and Redemption

From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of Capital Stock.

10	Termination of Retained Earnings Capital Plan Amendment Obligations

10.1	Notice of Automatic Termination Event

10.1.1 Action by FHLBanks

If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

Capital Plan

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank)execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 10.1.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

10.1.2 Action by FHFA

The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 10.1.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

Capital Plan

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such a request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

10.1.3 Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection 10.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

10.2	Notice of Voluntary Termination

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

10.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement

10.3.1 Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

10.3.2 Consequences of an Automatic Termination Event Declaration Date

Capital Plan

If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

10.3.3 Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 7 through 10 of this Capital Plan shall be deleted.

Capital Plan

Appendix I

Membership Stock Requirement
Each Member is required to purchase and maintain Membership Stock equal to the following:

	Membership Stock Requirement[2]	Minimum Investment Range[1]
		Minimum	Maximum
% of Total Assets	0.12%	0.10%	0.25%
Membership Stock Cap	$10 million	$10 million	$30 million
Membership Stock Floor	$10,000	$10,000	$30,000

Activity Based Stock Requirement
Each Member is required to purchase and maintain Activity Based Stock equal to the percentage of the book value on the Bank’s books and records of the following transactions as shown in the table below.

Transaction	Activity Based Stock Requirement[2]	Minimum Investment Range[1]
		Minimum	Maximum
Outstanding Advances	4.45%	3.0%	5.00%
Outstanding Acquired Member Assets[3]	4.45%	3.0%	5.00%
Standby Letters of Credit	0.00%[4]	0.0%	0.175%
Advance Commitments	0.00%	0.0%	0.35%
Acquired Member Asset Commitments	0.00%	0.0%	0.60%

Operational Threshold
Each Member is permitted to retain Excess Shares of Activity Based Stock in an amount not to exceed the following operational threshold, designed to minimize the number of repurchase transactions for the Bank and its Members.

	Current Operational Threshold	Operational Threshold Range[1]
		Minimum	Maximum
Operational Threshold	$0[5]	$0	$250,000
---------------------------

1	Changes to the Minimum Investment and operational threshold ranges constitute amendments to the Capital Plan and requires approval by the Finance Board.

2
The Board of Directors reviews and adjusts the Membership Stock Requirement, Activity Based Stock Requirement and the Current Operational Threshold within the established ranges, subject to the Member notification requirements in section 2.3. Initial requirements and thresholds that will be applied on the Conversion Date will be disclosed to Members consistent with 12 C.F.R. Section 933.5.

3
Any Acquired Member Assets held by the Bank on the Conversion Date shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the initial Activity Based Stock Requirement.

4	Board of Directors approved change of Activity Based Stock Requirement from 0.15% to 0.00% on October 8, 2008.

5	Board of Directors approved change to Current Operational Threshold for Excess Shares of Activity Based Stock effective January 4, 2012.